Exhibit 23.A
Consent of Accountants
We hereby consent to (i) the inclusion in Shell Canada Limited’s Annual Report on Form 40-F for the year ended December 31, 2006; and (ii) the incorporation by reference in registration statement on Form S-8 (File No. 333-127009), of our audit report dated March 8, 2007, relating to the Consolidated Financial Statements for each of the years in the three year period ended December 31, 2006 and Management’s Report on Internal Control over Financial Reporting and the effectiveness of internal control over financial reporting of Shell Canada Limited as of December 31, 2006.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants

Calgary, Alberta
March 8, 2007